UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 1, 2010

HERITAGE FINANCIAL GROUP

(Exact name of Registrant as specified in its charter)

United States	000-51305	45-0479535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

721 North Westover Boulevard, Albany, Georgia  31707
 (Address of principal executive offices)

(229) 420-0000
Registrant’s telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On April 1, 2010, Heritage Financial Group issued a press release announcing that the Company will revise its financial results for the fourth quarter and year ended December 31, 2009.  Accordingly, the Company's previously issued results for such periods should no longer be relied upon.  The full text of the press release is set forth in Exhibit 99.

Subsequent to the issuance of preliminary results for the fourth quarter and year ended December 31, 2009, the Company determined the need for an additional $2.0 million in loan loss provision related to a single nonperforming loan, based on a recently received appraisal.  This particular loan is a $5.0 million loan originated in 2006 by the Bank's Albany office on raw land in Atlanta, Georgia.  It is the largest single nonperforming loan in the Company's portfolio. At December 31, 2009, the Company had previously established a specific reserve of $1.7 million against this loan, leaving a net carrying loan value of approximately $3.3 million that matched the estimated value of the property at that time.  This specific reserve was included in previously announced preliminary results.

On March 2, 2010, the Company foreclosed on this property and began the process of reassessing its value and marketing the property for sale.  Based on the deteriorating economy in the Atlanta market, including the significant amount of commercial and construction real estate for sale, the Company accepted a cash offer and executed an agreement to sell this property for $1.9 million on March 30, 2010.  Accordingly, the Company intends to charge-off $3.1 million on this loan and to increase its provision expense for the fourth quarter and year ended December 31, 2009, by $2.0 million over that previously reported.  This amount reduces the net loan carrying value to the sale price and includes an additional $600,000 to replenish the Company's allowance for loan losses, which is derived in part by the level of loan charge-offs – now elevated further by the partial charge-off on this loan.

Because of the late timing of these developments, the pending sale of the property and the work needed to revise the Company's financial statements for filing with the 2009 Annual Report on Form 10-K, the Company today will file a Form 12b-25 – Notification of Late Filing for its Form 10-K.

As a result of the additional amount, the total provision for loan losses for the fourth quarter of 2009 will be $3.7 million compared with a previously reported provision of $1.7 million.  The total provision for the full year 2009 will be $7.5 million compared with a previously reported provision of $5.5 million.  The net loss for the fourth quarter of 2009 will be $1.7 million or $0.17 per diluted share, up from the previously reported net loss of $418,000 or $0.04 per diluted share.  The net loss for the full year 2009 will be $1.7 million or $0.16 per diluted share, up from the previously reported net loss of $336,000 or $0.03 per diluted share.  Total assets as of December 31, 2009, will be $571.9 million versus the previously reported $573.2 million, and total stockholders' equity will be $60.8 million compared with the previously reported $62.1 million.  The full effects of the subsequent event on the Company's financial condition and results of operations as of and for the year ended December 31, 2009, will be described in the Form 10-K, when filed.  Highlights of the Company's financial condition and results of operations, as revised, are included in tables at the end of the Company's news release.

The late revision to the provision for loan losses does not significantly affect the Company's capital position, which remains well above the levels required to be considered "well capitalized" under regulatory standards.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

	99	Press Release dated April 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL GROUP

Date:	April 1, 2010	By:	/s/ T. Heath Fountain
T. Heath Fountain
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit(s)

99	Copy of press release issued by the Company on April 1, 2010.